ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated December 1, 2010

UBS AG
Media Relations
Kelly Smith
Tel: +1-212-882-5699
www.ubs.com
December 1, 2010

Media release

UBS Announces the UBS E-TRACS Daily Long-Short VIX ETN

New York, December 1, 2010 – UBS Investment Bank announced today that it has once again added to its suite of UBS E-TRACS Exchange Traded Notes (ETNs) with the new UBS E-TRACS Daily Long-Short VIX ETN. It began trading today on NYSE Arca under the ticker symbol, XVIX. UBS E-TRACS Daily Long-Short VIX ETN offers access to an innovative trading strategy in a single exchange traded security.

“We believe in the UBS E-TRACS platform and in the ETN as a structure that can efficiently respond to investor needs,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. “Today’s launch marks our 18th ETN, giving investors a cost-efficient way to capitalize on the steepness of the short-end of the volatility market.”

UBS E-TRACS Daily Long-Short VIX ETN is linked to the S&P 500 VIX Futures Term-Structure Index ER (ticker: SPVXTSER). The Index is a composite index that measures the return from taking a long position in the S&P 500 VIX Mid-Term Futures™ Index Excess Return with 100% weight, and taking a short, or inverse, position in the S&P 500 VIX Short-Term Futures™ Index Excess Return with 50% weight, and rebalancing the weights of the long and short positions daily.

UBS E-TRACS belong to an innovative class of investment products offering access to markets and strategies that had not previously been readily available to investors, and offer unique diversification opportunities in a number of different sectors.

UBS has 17 other existing E-TRACS ETNs – 10 that track the performance of various UBS Bloomberg CMCI indexes, like platinum, silver, gold, livestock, food, etc; one that tracks the total return of the Dow Jones-UBS Commodity Index; one that is linked to the S&P 500 Gold Hedged Index; one linked to the Alerian MLP Infrastructure Index; one that offers 2x leveraged exposure to the Alerian MLP Infrastructure Index; one linked to the Alerian Natural Gas MLP Index; one that offers 1x monthly short exposure to the Alerian MLP Infrastructure Total Return Index; and an ETN linked to the Wells Fargo® MLP Index.

UBS E-TRACs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in E-TRACS is subject to a number of risks, including the risk of loss of some or all of the investor’s principal. For more information about UBS E-TRACs, please visit www.ubs.com/e-tracs.

The contents of any website referred to in this free writing prospectus are not part of, or incorporated by reference in, this free writing prospectus. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you

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should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275).

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Short-Term Futures™,” “S&P 500 VIX Mid-Term Futures™,” and “S&P 500 VIX Futures Term-Structure Index ER” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN or in the ability of the Index to track market performance.

About UBS

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions and manage CHF 2.2 trillion in invested assets.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

Inquiries:        Kelly Smith of UBS at +1-212-882-5699 or kelly.smith@ubs.com